 Exhibit 99.1

FORM 3
JOINT FILER INFORMATION

Name of "Reporting Persons": Norwest Venture Partners X, LP
     Promod Haque
     Jeffrey Crowe

Address:    525 University Avenue, Suite 800
     Palo Alto, CA  94301

Designated Filer:   Norwest Venture Partners X, LP

Issuer and Ticker Symbol:  MobileIron, Inc. (MOBL)

Date of Earliest Transaction:  June 11, 2014

Promod Haque and Jeffrey Crowe are Joint Filers with Norwest Venture Partners X, LP ("NVP X") and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 3.

Mssrs. Haque and Crowe are Co-Chief Executive Officers of NVP Associates, LLC ("NVP Associates"), the managing member of the general partner of NVP X.  By virtue of such position, Mssrs. Haque and Crowe may be deemed to beneficially own the shares held of record by NVP X.

All Reporting Persons disclaim beneficial ownership of shares of MobileIron, Inc. stock held by each other Reporting Person, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise, any of the Reporting Persons are the beneficial owners of all of the equity securities covered by this statement.

Each of the Reporting Persons listed above hereby designates NVP X as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

      NORWEST VENTURE PARTNERS X, LP
      By:  Genesis VC Partners X, LLC
       Its General Partner
      By:  NVP Associates, LLC
       Its Managing Member

      By: /s/ Kurt Betcher
      Its Chief Financial Officer

      By: /s/ Kurt Betcher
PROMOD HAQUE
By: Kurt L. Betcher, as Attorney-in-Fact

                                    By: /s/ Kurt Betcher
                                    JEFFREY CROWE
                                    By: Kurt L. Betcher, as Attorney-in-Fact